Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Rob Bateman, CFO of Fisher Communications, Inc. (206) 404-6776

FISHER COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS

SEATTLE—(BUSINESS WIRE)—August 5, 2005—Fisher Communications, Inc. (Nasdaq: FSCI) today announced its financial results for the second quarter and year-to-date periods ended June 30, 2005.

Fisher Communications reported total revenue of $40.1 million in the second quarter of 2005, compared to $40.4 million in the second quarter of 2004. For the six months ended June 30, 2005, the Company reported revenue of $71.1 million, compared to $71.3 million in the comparable six-month period in 2004. For both the three and six-month period comparisons, broadcasting revenue was somewhat lower in 2005 due primarily to lower political advertising as compared to 2004; these declines were offset by higher revenue at Fisher Plaza as a result of increased occupancy levels.

“We saw strength in local broadcast advertising in the second quarter of 2005, which helped to offset a decline in political advertising from the prior year,” stated Ben Tucker, Acting President and CEO of Fisher Communications. “Improved network programming for our ABC stations has also strengthened our revenue position.” The Company’s two ABC-affiliated stations accounted for approximately 45% of the Company’s total year-to-date 2005 revenue.

Total operating expenses increased $1.0 million to $39.6 million in the three months ended June 30, 2005, as compared to the three-month period ended June 30, 2004. Operating expenses increased $2.7 million to $76.1 million in the year-to-date period ended June 30, 2005, compared to the year-to-date period ended June 30, 2004. These increases were due primarily to certain increased syndicated television expenses. Expenses in the first half of 2005 include approximately $1.0 million in severance-related expenses for the Company’s former chief executive officer.

The Company reported a net loss of $1.1 million in the second quarter of 2005, compared to a net loss of $1.4 million in the second quarter of 2004. For the six months ended June 30, 2005, the Company reported a net loss of $6.2 million, compared to a net loss of $11.3 million in the comparable period in 2004. The Company had no derivative instruments during the first half of 2005; however, the Company had pre-tax losses on derivative instruments of $1.4 million ($0.9 million after tax) in the second quarter of 2004 and $10.5 million ($6.9 million after tax) in the six months ended June 30, 2004. Historical derivative instruments related to prior borrowing arrangements that were replaced in 2004.

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Fisher Communications, Inc. is a Seattle-based integrated media company. Its nine network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. It also owns and operates Fisher Plaza, a facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended June 30		Three months ended June 30
(in thousands, except per-share amounts) Unaudited	2005	2004	2005	2004
Revenue	$71,079	$71,266	$40,122	$40,374
Costs and expenses
Cost of services sold	37,242	33,579	20,619	18,520
Selling expenses	13,329	13,514	7,451	7,151
General and administrative expenses	17,795	17,976	7,920	8,797
Depreciation and amortization	7,751	8,315	3,622	4,104

	76,117	73,384	39,612	38,572

Income (loss) from operations	(5,038)	(2,118)	510	1,802
Net loss on derivative instruments	—	(10,545)	—	(1,373)
Other income, net	1,781	1,467	931	664
Interest expense	(6,775)	(5,767)	(3,404)	(2,643)

Loss from continuing operations before income taxes	(10,032)	(16,963)	(1,963)	(1,550)
Benefit for federal and state income taxes	(3,874)	(5,806)	(873)	(106)

Loss from continuing operations	(6,158)	(11,157)	(1,090)	(1,444)
Loss from discontinued operations, net of income taxes	—	(132)	—	—

Net loss	$(6,158)	$(11,289)	$(1,090)	$(1,444)

Loss per share:
From continuing operations	$(0.71)	$(1.30)	$(0.13)	$(0.17)
From discontinued operations		(0.01)

Net loss per share	$(0.71)	$(1.31)	$(0.13)	$(0.17)

Weighted average shares outstanding	8,658	8,615	8,690	8,619

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) Unaudited	June 30 2005	December 31 2004
Assets
Current assets	$51,390	$60,601
Marketable securities, at market value	163,149	157,102
Other assets	66,431	67,876
Property, plant and equipment, net	146,435	150,293

Total assets	$427,405	$435,872

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$—	$53
Other current liabilities	17,626	27,367
Long-term debt	150,000	150,000
Deferred income taxes	35,040	36,133
Other liabilities	20,914	19,866

Total liabilities	223,580	233,419

Stockholders’ equity, other than accumulated other comprehensive income	100,649	103,261
Accumulated other comprehensive income, net of income taxes	103,176	99,192

Total stockholders’ equity	203,825	202,453

Total liabilities and stockholders’ equity	$427,405	$435,872